SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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POPE & TALBOT, INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POPE & TALBOT, INC.

1500 S.W. First Avenue, Suite 200

Portland, Oregon 97201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 11, 2006

We cordially invite you to attend the Annual Meeting of Shareholders of Pope & Talbot, Inc. (the “Company”), a Delaware corporation, to be held at the RiverPlace Hotel, 1510 SW Harbor Way, Portland, Oregon on Thursday, May 11, 2006 at 1:00 p.m., for the following purposes:

1.	To elect three persons to the Board of Directors of the Company to serve for a term of three years;

2.	To ratify the selection of the Company’s independent registered public accounting firm for 2006; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 13, 2006 are entitled to receive notice of and to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you currently intend to be present personally at the Annual Meeting, we urge you to complete, date, sign and return the accompanying proxy in the enclosed, self-addressed envelope requiring no postage if mailed in the United States. You may still vote in person if you attend the Annual Meeting.

/s/ Michael Flannery

Michael Flannery

Chairman, President and

Chief Executive Officer

Portland, Oregon

April 11, 2006

PROXY STATEMENT

General

The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting to be held on May 11, 2006 and at any adjournment thereof. You may revoke it at any time before its use by delivering a written communication to Richard K. Atkinson, Vice President, Chief Financial Officer and Secretary of the Company, or by a duly executed proxy bearing a later date. Shareholders attending the Annual Meeting may vote their shares in person even though they have already submitted a proxy. Properly executed proxies not revoked will be voted in accordance with the specifications thereon at the Annual Meeting and at any adjournment thereof.

Only shareholders of record at the close of business on March 13, 2006 are entitled to vote at the Annual Meeting. On that date, the Company had 16,308,123 outstanding shares of common stock entitled to vote. Each share is entitled to one vote except that the election of directors will be conducted pursuant to cumulative voting. Under cumulative voting, each share of common stock is entitled to one vote multiplied by the number of directors to be elected, and that number of votes may be cast for one director or may be distributed among any number of directors as designated by the shareholder or his or her proxy. The Company intends to mail this proxy statement and proxy card, together with the 2005 Annual Report, to its shareholders on April 11, 2006.

A majority of the shares of the Company’s common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. For all other proposals, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be required.

Abstentions and broker nonvotes are each included in the number of shares present for quorum purposes. A “broker nonvote” is a proxy submitted by a broker that does not indicate a vote for some of the proposals because the broker does not have discretionary voting authority on some types of proposals and has not received instructions from its client as to how to vote on a particular proposal. Abstentions, which may be specified on all proposals other than the election of directors, are counted in tabulations of the votes cast on proposals presented to shareholders and will have the same effect as negative votes. Broker nonvotes are generally not counted in determining the total number of votes cast on a proposal.

Proxies will be voted for or against proposals or as an abstention in accordance with the instructions specified on the proxy form. All valid proxies will be voted “for” each proposal and “for” the nominated directors unless a contrary choice is indicated.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors presently consists of seven directors divided into three classes serving staggered three-year terms. Three directors are to be elected at the Annual Meeting, each to hold office until the 2009 Annual Meeting of Shareholders and until a successor has been elected and qualified. Under the Company’s Corporate Governance Guidelines, it is Company policy, unless waived under special circumstances, that a member of the Board of Directors retire effective as of the first annual shareholders meeting after the member’s seventy-second birthday. Peter T. Pope will turn 72 in August 2006. In accordance with the Company’s classified board structure and the retirement policy in the Corporate Governance Guidelines, Mr. Pope is proposed to be elected for a three-year term, except that on March 31, 2006 he tendered his resignation, subject to acceptance by the Board of Directors, effective as of the 2007 Annual Meeting of Shareholders. Four directors will continue to serve in accordance with their prior elections. Unless otherwise instructed, the proxy holders named on the enclosed proxy card intend to use the cumulative voting right described above to distribute the votes represented by proxies in such proportion as they shall determine between the three nominees or their substitutes so as to elect the maximum number of such persons. The Board of Directors expects that all of these nominees will be available for election, but if any of these nominees is not so available at the time of the Annual Meeting, proxies received will be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors unanimously recommends a vote for election of all of the nominees as directors.

CERTAIN INFORMATION REGARDING DIRECTORS AND OFFICERS

The names of the nominees and the directors continuing in office, their ages, the year each first became a director, their principal occupations during at least the last five years and other directorships held by each are set forth below:

Nominees For Election To The Board Of Directors

For a Three-Year Term Expiring in 2009

Gordon P. Andrews, age 49, has been a director of the Company since 1994. Mr. Andrews is also a member of the Board’s Audit and Compensation Committees and, effective as of April 24, 2006, will become the Chairman of the Audit Committee. Since 1982, Mr. Andrews has been associated with Andrews Associates, Inc., a management consulting firm, as a director and in various management positions. He has been the President of Andrews Associates, Inc. since 1993. Mr. Andrews was Vice President of Institutional Sales for Shearson Lehman Brothers from 1990 to 1992.

David J. Barram, age 62, has been a director of the Company since April 2001. Mr. Barram is also a member of the Board’s Audit and Compensation Committees. In 1996 he was appointed Administrator of the General Services Administration by President Clinton and served until 2001. From 1993 to 1996 he was Deputy Secretary and Chief Operating Officer with the U.S. Department of Commerce. During the 24 years prior to his governmental affiliations, Mr. Barram was the Chief Financial Officer at both Apple Computer and Silicon Graphics, computer manufacturers. Mr. Barram is also a director of Net IQ Corporation and Computer Sciences Corporation.

Peter T. Pope, age 71, has been a director of the Company since 1962. From 1971 until his retirement on July 31, 1999, Mr. Pope was Chief Executive Officer and Chairman of the Board. After his retirement from the Chief Executive Officer position, he continued as Chairman of the Company until July 31, 2000. From 1990 to September 1995, he was also President of the Company. From March 1992 to January 2004, Mr. Pope was a director of Newhall Land and Farming Company, a California real estate development company. Mr. Pope is a director of Pope MGP, Inc. and Pope EGP, Inc., the two corporate general partners of Pope Resources. Pope

Resources, a limited partnership unrelated to Pope & Talbot, Inc., manages timberlands and develops real estate. Mr. Pope is the father of Maria M. Pope, Vice President-General Manager, Wood Products for the Company.

Members Of The Board Of Directors Continuing In Office

Term Expiring in 2007

Michael Flannery, age 62, has been a director of the Company since September 1995, when he was also elected President of the Company. In August 1999, he became President and Chief Executive Officer of the Company, and in August 2000 he became Chairman of the Board. From April 1986 to September 1995, he was Group Vice President of Wood Products for the Company.

Robert G. Funari, age 58, has been a director of the Company since April 2001. Mr. Funari is also Chairman of the Board’s Compensation Committee and a member of the Corporate Governance Committee. Mr. Funari is the Chief Executive Officer of Crescent Healthcare, Inc., a specialized pharmacy and infusion services company. He was Chief Executive Officer for Syncor International Corporation, a pharmacy services company specializing in radio-pharmaceutical products, from July 1996 to December 2002, and President of Syncor from January 1996 to December 2002. Mr. Funari joined Syncor in August 1993 as Executive Vice President and Chief Operating Officer. Prior to joining Syncor, he was Executive Vice President and General Manager for McKesson Drug Company. Mr. Funari is also a director of First Consulting Group and Beckman Coulter, Inc.

Term Expiring in 2008

Lionel G. Dodd, age 66, has been a director of the Company since 1999. Mr. Dodd is also Chairman of the Board’s Corporate Governance Committee and, until April 24, 2006, the Audit Committee. Mr. Dodd will remain a member of the Audit Committee after April 24, 2006. Mr. Dodd is an independent consultant. Mr. Dodd was the President and Chief Executive Officer of Versacold Corporation, a temperature sensitive food logistics company based in Vancouver, British Columbia, from May 1996 until January 2000. He was previously the Chief Operating Officer of Olympia and York Enterprises, based in Toronto from June 1988 to April 1993. Mr. Dodd is also a director of International Absorbents, Inc. and Xantrex Technology, Inc.

Kenneth G. Hanna, age 69, has been a director of the Company since 1998. Mr. Hanna is also a member of the Board’s Audit and Corporate Governance Committees. Mr. Hanna is a retired lawyer and independent consultant. From September 1996 until his retirement in September 1999, Mr. Hanna was President and Chief Executive Officer of Aber Diamond Corporation, a Canadian diamond mining and marketing company. He was a partner with Hanna Heppel Bell & Visosky, corporate finance lawyers, from 1992 to 1996.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees (“Code of Ethics”), a copy of which is posted on the Company’s internet site, www.poptal.com. The Code of Ethics applies to the Company’s chief executive officer and senior financial officers, and also to the members of the Company’s Board and to all Company officers and employees. The Code of Ethics requires that any waiver of any provision in the Code in favor of members of the Board or in favor of executive officers, principal financial or accounting officers, or the controller (or persons performing similar functions) may be made only by the Board. Any such waiver will be publicly disclosed in compliance with the New York Stock Exchange listing standards and applicable law. The Company will disclose any amendments to, and waivers from, the Code of Ethics on the Company’s internet site.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information, as of December 31, 2005, regarding the number of shares of the common stock of the Company beneficially owned by each director, by each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers as a group. Except as otherwise noted, the directors and named executive officers and all directors and officers, as a group, have sole voting and investment power with respect to the shares listed.

	Amount and Nature of Beneficial Ownership				Percent of Outstanding Common Stock
Name of Individual or Identity of Group	Currently Owned		Options Exercisable Within 60 Days of December 31, 2005	Total
Gordon P. Andrews	211,743	(1)	32,728	244,471	1.5%
Richard K. Atkinson	13,000	(2)	8,000	21,000	(7)
David J. Barram	2,959		12,000	14,959	(7)
Angel M. Diez	11,000	(2)	37,900	48,900	(7)
Lionel G. Dodd	1,000	(3)	35,166	36,166	(7)
Michael Flannery	106,315	(2)	286,280	392,595	2.4%
Robert G. Funari	7,959		25,698	33,657	(7)
Kenneth G. Hanna	5,000	(4)	26,669	31,669	(7)
Maria M. Pope	81,387	(5)	113,532	194,119	1.2%
Peter T. Pope	400,463	(6)	10,054	410,517	2.5%
All directors and executive officers as a group (10 persons)	840,826		588,027	1,428,853	8.5%

(1)	Includes 30,308 shares for which Mr. Andrews is co-trustee for his children and 27,420 shares for which his spouse is trustee for his children.
(2)	Investment and voting power shared with his spouse.
(3)	Does not include 4,506 shares credited to Mr. Dodd’s account under the Company’s Non-Employee Directors Deferred Compensation Plan.
(4)	Shares are held by an entity of which Mr. Hanna is the controlling shareholder. Does not include 1,959 shares credited to Mr. Hanna’s account under the Company’s Non-Employee Directors Deferred Compensation Plan.
(5)	Includes shares held jointly with Ms. Pope’s spouse. Also includes 9,937 shares held by Ms. Pope as Custodian under the Uniform Transfer to Minor Act for the benefit of her children.
(6)	Includes 80,000 shares held by two corporations of which Mr. Pope is one of two 50% shareholders and for which he disclaims beneficial ownership. Also includes 23,790 shares owned by his spouse to which he disclaims beneficial ownership. Does not include 1,959 shares credited to Mr. Pope’s account under the Company’s Non-Employee Directors Deferred Compensation Plan.
(7)	Less than 1% of the outstanding common stock.

INFORMATION ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

Consistent with the New York Stock Exchange listing standards (the “NYSE Standards”), the Board has adopted Corporate Governance Guidelines (the “Guidelines”). The Guidelines address matters relating to the Board, its committees and its members’ qualifications, including the requirement that the Board have a majority of independent directors. Pursuant to the Guidelines, the Board has affirmatively determined that the following directors are independent within the meaning of the NYSE Standards: Gordon P. Andrews, David J. Barram, Lionel G. Dodd, Robert G. Funari and Kenneth G. Hanna.

Executive sessions of the Board are part of each regularly scheduled meeting of the Board and are attended only by non-management directors, consisting of all directors other than Mr. Flannery. The members of the

Board entitled to attend executive sessions appointed Lionel G. Dodd to preside at executive sessions of the Board. Interested persons may contact Lionel G. Dodd, or the non-management members of the Board as a group, at the Company’s principal executive office.

The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance Committee. Each committee has a written charter, copies of which are posted on the Company’s internet site, www.poptal.com. Copies of the charters are also available to any shareholder who contacts the Corporate Secretary and requests a printed copy. Each of the committees is composed entirely of directors whom the Board has determined to be independent within the meaning of the NYSE Standards.

The Audit Committee is currently composed of Lionel G. Dodd, Chairman, Gordon P. Andrews, David J. Barram, and Kenneth G. Hanna. Effective as of April 24, 2006, Mr. Andrews will become Chairman of the Audit Committee, and Mr. Dodd will continue to serve on that committee as a member. The Board has determined that each member of the Audit Committee is financially literate, as contemplated by the NYSE Standards, and that Messrs. Dodd and Barram are “audit committee financial experts,” as defined in regulations adopted by the Securities and Exchange Commission. The Audit Committee assists the Board in discharging the Board’s responsibilities relating to oversight and monitoring of the Company’s financial statements and reports, compliance with laws and regulations, the Company’s relationship with its independent auditors, and the Company’s internal audit function.

The Compensation Committee is currently composed of Robert G. Funari, Chairman, Gordon P. Andrews and David J. Barram. The Compensation Committee assists the Board in discharging the Board’s responsibilities relating to compensation of the Company’s executives, employees and members of the Board. The Compensation Committee has the authority to administer the Company’s stock option plan and make grants or awards thereunder.

The Corporate Governance Committee is currently composed of Lionel G. Dodd, Chairman, Robert G. Funari and Kenneth G. Hanna. The primary purposes of the Corporate Governance Committee are to develop and recommend to the Board a set of Guidelines; to identify individuals qualified to become Board members and recommend to the Board that the Board nominate the identified director nominees for election; and to review the qualifications of directors eligible to become members of the different committees of the Board and recommend to the Board the appointment of members to the different committees of the Board. The Guidelines recommended by the Committee and approved by the Board are posted on the Company’s internet site, www.poptal.com, and available to any shareholder who contacts the Corporate Secretary and requests a printed copy.

The Corporate Governance Committee selects and recommends nominees for election to the Board consistent with the Guidelines. Formal nominations are made by the Board and pursuant to the Company’s Bylaws. The Corporate Governance Committee has the authority to retain and to terminate any search firm used to identify director candidates.

The Corporate Governance Committee identifies and evaluates nominees in light of the potential nominees’ skills and characteristics and the composition of the Board as a whole. This assessment includes nominee’s qualification as independent, as well as consideration of diversity, age, skills, and experience in the context of the needs of the Board. To be considered, a candidate must have a track record in business, experience at the policy-making level, special expertise in an area that is relevant to the Company’s business or its management, the ability to devote the time required to Board service, qualifications that support development and implementation of the Company’s strategy and a willingness to serve. The Corporate Governance Committee intends to evaluate shareholders’ nominees in the same manner that it evaluates all other potential nominees and intends to retain a list of all potential nominees for future reconsideration.

The Corporate Governance Committee will consider in good faith director candidates who meet the minimum qualifications and who are recommended by shareholders. To be considered for nomination by the Corporate Governance Committee at the next annual meeting of shareholders, the committee’s Chairman must receive shareholder recommendations at least 120 calendar days before the anniversary date of the Company’s proxy statement for the previous year’s annual meeting. To recommend a candidate, a shareholder should send the candidate’s name, age, credentials (including principal occupation and employment), contact information and the candidate’s consent to be considered to the Chairman of the Corporate Governance Committee in care of the Company at its principal executive office address. The shareholder should also provide the shareholder’s contact information, describe the shareholder’s relationship with the candidate, and include a statement as to the number of shares of Company common stock owned by the shareholder and the length of time such shares have been owned.

The Company does not have a formal procedure for shareholder communication with the Board. In general, members of the Board and executive officers are accessible by telephone or mail. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Corporate Secretary with a request to forward the communication to the intended recipient. In the alternative, shareholders can direct correspondence to the Board to the attention of the Board Chairman, Michael Flannery, or to the attention of the Chairman of the Audit Committee, which until April 24, 2006 is Lionel G. Dodd and on and after that date is Gordon P. Andrews, in care of the Company at the Company’s principal executive office address. The Company will forward all such communications to the intended recipient in a timely manner.

The Board held eleven meetings during 2005. During 2005, the Audit Committee held eight meetings; the Compensation Committee held four meetings; and the Corporate Governance Committee held four meetings. Each current director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board during the period in which he was a director, and (ii) the number of meetings held by all the committees of the Board on which he served. The Company encourages all incumbent directors, as well as all nominees for election as director, to attend the annual meeting of shareholders. All incumbent directors attended the annual meeting on May 5, 2005.

DIRECTOR REMUNERATION

In 2005, the Company paid compensation to its non-employee directors (the “Outside Directors”) pursuant to the Company’s Non-Employee Director Compensation Policy and Stock Ownership Guidelines (the “Policy”) and the Company’s Non-Employee Directors Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Company’s prior compensation program, Outside Directors received periodic stock option grants, many of which remain outstanding as reflected in the table above under “Security Ownership of Management.”

Under the Policy, Outside Directors each receive an annual cash retainer of $25,000, an annual retainer of $25,000 worth of Company common stock, and a fee of $1,500 for each Board or committee meeting attended either in person or by teleconference. In addition, the Chairman of the Audit Committee receives a $10,000 annual cash retainer and the Chairmen of the other Board committees each receive a $7,500 annual cash retainer. The Policy also establishes a 5,000 share stock ownership goal for non-employee directors to be achieved within 5 years.

The Deferred Compensation Plan permits each Outside Director to elect to defer receipt of all or any portion of the cash and stock retainers payable to him or her under the Policy. Under the Deferred Compensation Plan, all deferred amounts are credited to individual “stock accounts” which represent a right to receive shares of Company common stock on a deferred basis following termination of Board service. The stock accounts are credited with additional shares based on the deemed reinvestment of dividends. All credits of cash retainers or dividends to the stock accounts are based on the closing market price of the Company’s common stock on the date the amounts are credited. Stock account balances are treated as shares owned for purposes of the stock ownership goal under the Policy. The Policy also permits Outside Directors to elect to receive their cash retainers in shares of Company common stock issued currently.

BENEFICIAL OWNERSHIP OF OVER 5% OF POPE & TALBOT COMMON STOCK

The following table lists beneficial owners of more than 5% of Pope & Talbot, Inc. common stock as of December 31, 2005.

	Voting Power		Investment Power		Total	Percent of Class
	Sole	Shared	Sole	Shared
Donald Smith & Co., Inc. (1) 152 West 57th Street New York, NY 10019	1,323,131	—	1,523,131	—	1,523,131	9.3%

Dimensional Fund Advisors, Inc. (2) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,129,897	—	1,129,897	—	1,129,897	6.9%

DePrince, Race & Zollo, Inc. (3) 201 S. Orange Avenue, Suite 850 Orlando, FL 32801	882,900	—	882,900	—	882,900	5.4%

Gruber & McBaine Capital Management LLC (4) 50 Osgood Place San Francisco, CA 94133	172,170	737,730	172,170	737,730	909,900	5.6%

(1)	Information regarding ownership of Donald Smith & Co., Inc. is based solely on information provided as of December 31, 2005 in a Schedule 13G filed by the shareholder.
(2)	Information regarding ownership of Dimensional Fund Advisors, Inc. is based solely on information provided as of December 31, 2005 in a Schedule 13G filed by the shareholder.
(3)	Information regarding ownership of DePrince, Race & Zollo, Inc. is based solely on information provided as of December 31, 2005 in a Schedule 13G filed by the shareholder.
(4)	Information regarding ownership of Gruber & McBaine Capital Management LLC is based solely on information provided as of December 31, 2005 in Schedule 13G filed by the shareholder. Includes shares that the two individual managers of this entity report as having sole voting and dispositive power over.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation earned by the Company’s Chief Executive Officer and each other person who served as an executive officer in 2005 and received more than $100,000 in salary and bonus in 2005, for services rendered in all capacities to the Company and its subsidiaries for each of the last three years in which such person served as an executive officer. The individuals named in such table will be subsequently referred to as the “Named Executive Officers.”

Summary Compensation Table

	Annual Compensation								Long-Term Compensation Awards				All Other Compensation(3)
Name and Principal Position	Year	Salary(1)		Bonus(1)		Other Annual Compensation			Restricted Stock Awards(2)	Options / SARs (#)	LTIP Payouts ($)
Michael Flannery President and Chief Executive Officer	2005 2004 2003	$569,409 552,816 536,712		$	— 288,738 —	$	— — —		$215,460 209,840 —	24,500 23,200 75,000	$48,911 51,418 37,141	(4) (4) (4)	$6,300 6,150 6,000

Richard K. Atkinson(5) Vice President and Chief Financial Officer	2005 2004 2003	258,231 250,665 11,150			— 102,637 —		— 11,549 —	(6)	71,820 60,200 79,100	6,000 5,000 15,000	— — —		— — —

Maria M. Pope Vice President—Division Mgr. Wood Products	2005 2004 2003	266,973 250,713 243,411	(7)		— 167,341 —		— — —		71,820 77,400 —	6,000 6,000 15,000	— — —		6,300 6,005 5,545

Angel M. Diez Vice President—Division Mgr. Pulp Products Division	2005 2004 2003	258,231 249,453 238,407			— 70,967 —		— — —		71,820 68,800 —	6,000 5,500 15,000	— — —		6,300 6,150 5,738

(1)	Includes salary and bonus deferred under the Company’s Tax Deferred Savings Plan.
(2)	Represents the value of restricted shares granted based on the closing market price of the Company’s common stock on the grant date. On March 2, 2005, restricted stock grants were made to Mr. Flannery for 13,500 shares, Mr. Atkinson for 4,500 shares, Ms. Pope for 4,500 shares and Mr. Diez for 4,500 shares. On February 27, 2004, restricted stock grants were made to Mr. Flannery for 12,200 shares, Mr. Atkinson for 3,500 shares, Ms. Pope for 4,500 shares and Mr. Diez for 4,000 shares. The restricted shares are subject to forfeiture upon termination of employment and 20% of the shares vest on each of the first five anniversaries of the grant date. On December 15, 2003, a restricted stock grant was made to Mr. Atkinson on his hire date. Those restricted shares are subject to forfeiture upon termination of employment, with 20% of the shares vested immediately upon grant and 20% of the shares vesting on each of the first four anniversaries of the grant date. All restricted shares will vest upon an involuntary termination of employment within 18 months of a change in control and upon death, disability or reaching age 65. On December 31, 2005, the number of remaining restricted shares and the dollar value of those shares based on the fair market value of $8.33 per share on that date was 35,372 shares with a value of $294,648 for Mr. Flannery, 9,300 shares with a value of $77,469 for Mr. Atkinson, 8,100 shares with a value of $67,473 for Ms. Pope, and 7,700 shares with a value of $64,141 for Mr. Diez. Dividends on restricted shares are paid currently to the holders.
(3)	Consists of contributions made by the Company to the Tax Deferred Savings Plan on behalf of each Named Executive Officer.
(4)

Mr. Flannery received a long-term incentive award on September 9, 1999 when the market price of the Company’s common stock was $12.125. Stock price targets of $14.55 (120% of $12.125), $17.46 (120% of $14.55) and $20.95 (120% of $17.46) were established under the award. Under the terms of the award, if and when the Company’s common stock closes at or above each of the target price levels for 20 consecutive trading days, Mr. Flannery is issued a number of shares of restricted common stock determined by dividing $260,000 by the closing price of the common stock on the 20th trading day. The restricted shares are subject to forfeiture upon termination of employment and 10% of the shares vest on the date of issuance and for an additional 10% on each anniversary thereof until fully vested. All restricted shares will vest if there is an “involuntary termination” of Mr. Flannery’s employment within 18 months of a “change in control,” as those terms are defined in the Company’s form of severance agreement, and upon death, disability, or reaching age 65. See “Employment Contracts, Change in Control Arrangements and Retirement Arrangements.” During 2000, the first two price targets under the award were met and Mr. Flannery was issued 16,640 shares on January 26, 2000 and 13,640 shares on March 23, 2000. The amounts in the table above for 2003, 2004 and 2005 represent the values as of the vesting date of the shares that vested in 2003, 2004, and 2005.

(5)	Mr. Atkinson was hired as Vice President and Chief Financial Officer on December 15, 2003.
(6)	Consists of payment by the Company of certain moving expenses incurred by Mr. Atkinson in relocating to Portland, OR.
(7)	Includes $8,742 paid by the Company to Ms. Pope for accrued vacation benefits.

Stock Option Grants

The following table contains information concerning the grants of stock options to the Named Executive Officers in 2005.

Option Grants in 2005

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
	Number of Securities Underlying Options Granted (1)(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Grant Date	Expiration Date	5%($)	10%($)
Michael Flannery	24,500	35.0%	$15.96	03/02/05	03/01/15	$245,910	$623,185
Richard Atkinson	6,000	9.0%	15.96	03/02/05	03/01/15	60,223	152,617
Maria M. Pope	6,000	9.0%	15.96	03/02/05	03/01/15	60,223	152,617
Angel Diez	6,000	9.0%	15.96	03/02/05	03/01/15	60,223	152,617

(1)	Options become exercisable for the option shares in 5 equal installments on the first 5 anniversaries of the grant date. Each option becomes immediately exercisable for all of the option shares in the event the Company is acquired by merger or sale of substantially all of the Company’s assets or outstanding common stock, unless the option is assumed or otherwise replaced by the acquiring entity. Under the terms of executive severance agreements, upon the termination of the optionee’s employment within 18 months after (i) an acquisition of the Company which does not otherwise result in the immediate acceleration of the option or (ii) any hostile change in control of the Company effected by tender offer for 25% or more of the outstanding common stock or proxy contest for Board membership, each option will become immediately exercisable for all of the option shares. Option acceleration under the executive severance agreements will, however, in all instances be limited so as to avoid excess parachute payments under the federal tax laws. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s cessation of service with the Company.
(2)	The potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their maximum 10-year term, assuming the specified compounded rates of appreciation on the Company’s common stock over the option term. However, there is no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level.

Option Exercises and Holdings

The following table sets forth information with respect to the Named Executive Officers concerning exercised options during 2005 and unexercised options held as of that fiscal year-end.

	Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values				Value of Unexercised in-the-Money Options at FY-End (1)
Name	Shares Acquired on Exercise	Value Realized (Market Price at Exercise Less Exercise Price)	Number of Securities Underlying Unexercised Options at FY-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael Flannery	—	—	234,440	135,260	$—	—
Richard K. Atkinson	—	—	7,000	19,000	—	—
Maria M. Pope	—	—	102,332	29,800	11,648	—
Angel M. Diez	—	—	22,800	33,400	96	—

(1)	Based upon the market price of $8.33 per share, which was the closing selling price of the Company’s common stock on the last day of the 2005 fiscal year, less the exercise price payable per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	1,057,155	$14.60	951,843
Equity compensation plans not approved by security holders(2)	14,957	—	—

Total	1,072,112	$14.40	951,843

(1)	Includes (a) options for 957,990 shares outstanding under the Company’s Employee Stock Incentive Plan and former 1996 Non-Employee Director Stock Option Plan; (b) 13,690 unissued shares covered by restricted stock awards under the Company’s Stock Incentive Plan; (c) 5,877 unissued shares representing non-employee directors’ annual retainers payable in Company stock that were deferred and credited to directors’ accounts under the Company’s Non-Employee Directors Deferred Compensation Plan; and (d) options for 79,598 shares outstanding under the Company’s former Special Non-Employee Director Stock Retainer Fee Plan. Also includes 951,843 shares available for future issuance under the Company’s Stock Incentive Plan.
(2)	Includes (a) 12,410 shares, which is the maximum number of shares issuable pursuant to a long-term incentive award granted to Michael Flannery in September 1999 and described in more detail in Footnote 4 to the “Summary Compensation Table” above; and (b) 2,547 unissued shares credited to directors’ accounts under the Company’s Non-Employee Directors Deferred Compensation Plan as a result of deferrals of cash retainers and deemed reinvestment of dividends, as described in more detail above under “Director Remuneration”. In addition, in November 1999, the Company assumed options in connection with the acquisition of the remaining minority interest in Harmac Pacific, Inc. Of those assumed options, options for a total of 19,543 shares with an average exercise price of $12.46 per share remained outstanding at December 31, 2005.

Pension Plans

The following table shows the estimated annual pension benefits payable in the aggregate to a covered participant as a single life annuity beginning at normal retirement age (age 65) under the Company’s qualified defined benefit pension plan and the Company’s Supplemental Executive Retirement Income Plan, which provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code and other applicable limitations on qualified plan benefits. The estimated benefits are based upon the remuneration that is covered under the plans and years of service with the Company and its subsidiaries and are not subject to offsets for Social Security retirement benefits.

Pension Plan Table

Final Average Salary	Years of Service
	15	20	25	30	35
$100,000	$23,578	$31,437	$39,296	$41,796	$44,296
125,000	31,078	41,437	51,796	54,921	58,046
150,000	38,578	51,437	64,296	68,046	71,796
175,000	46,078	61,437	76,796	81,171	85,546
200,000	53,578	71,437	89,296	94,296	99,296
225,000	61,078	81,437	101,796	107,421	113,046
250,000	68,578	91,437	114,296	120,546	126,796
300,000	83,578	111,437	139,296	146,796	154,296
350,000	98,578	131,437	164,296	173,046	181,796
400,000	113,578	151,437	189,296	199,296	209,296
450,000	128,578	171,437	214,296	225,546	236,796
500,000	143,578	191,437	239,296	251,796	264,296
550,000	158,578	211,437	264,296	278,046	291,796
600,000	173,578	231,437	289,296	304,296	319,296
650,000	188,578	251,437	314,296	330,546	346,796

A participant’s compensation covered by the Company’s pension plan is his or her average salary for the five consecutive calendar plan years of the participant’s career for which such average is the highest or, in the case of a participant who has been employed for fewer than five full calendar years, the period of his or her employment with the Company. Covered compensation estimated for Named Executive Officers as of the end of the last calendar year is as follows: Mr. Flannery, $544,183; Mr. Atkinson, $252,560; Ms. Pope, $246,797; and Mr. Diez, $243,830. The years of service for each Named Executive Officer is as follows: Mr. Flannery, 19 years; Mr. Atkinson, 2 years; Ms. Pope, 10 years; and Mr. Diez, 13 years.

Employment Contracts, Change in Control Arrangements and Retirement Arrangements

The Company does not have any employment agreements with any of the Named Executive Officers. However, the Company has entered into severance agreements with each of the Named Executive Officers. Under the severance agreements, the executive officers will be entitled to certain benefits if their employment is involuntarily terminated (other than for cause) within 18 months following a “change in control” (as defined in the severance agreements) of the Company. Involuntary termination is defined in each severance agreement as the officer’s involuntary dismissal (other than for cause) by the Company or the officer’s resignation in connection with a material reduction in the officer’s duties, a reduction in the officer’s level of compensation by more than 20% or a relocation of the officer’s principal place of employment by more than 50 miles.

Upon such an involuntary termination, the officer will be entitled to the following severance benefits: (i) a cash severance payment equal to two times the officer’s annual rate of base salary plus one times the officer’s target bonus for the year in which such termination occurs, (ii) accelerated vesting of all outstanding stock options and (iii) continued health care coverage for the officer and eligible dependents for up to 18 months at the

Company’s expense. However, the total benefit package (as valued under the federal parachute tax laws and regulations) will be limited to 2.99 times the officer’s average W-2 wages from the Company for the five calendar years immediately preceding the calendar year in which the change in control occurs. This limitation is designed to prevent the benefit package from becoming an excess parachute payment under the federal tax laws.

Each severance agreement contains a detailed procedure for valuing the officer’s total benefit package and determining whether or not the total value of the package exceeds the parachute payment limitation. In no event, however, will benefits be reduced if they are found to represent reasonable compensation for the officer’s services with the Company before involuntary termination.

In the event benefits were to become due in the year ending December 31, 2006 under the severance agreements currently in effect for the Named Executive Officers, the maximum amounts payable would be as follows: Mr. Flannery, $2,879,149; Mr. Atkinson, $976,541; Ms. Pope, $942,357; and Mr. Diez, $1,015,567.

In 1999, Peter T. Pope waived his vested right to receive retirement benefits under the Company’s Supplemental Executive Retirement Income Plan. These benefits would have paid $81,264 to him per year for life and then half of that amount to his surviving spouse for her life. Also in 1999, the Company entered into a split-dollar life insurance agreement with Maria M. Pope as trustee of a trust for the benefit of Mr. Pope’s grandchildren (the “Trust”). Under this agreement, the Company will pay the premiums on a life insurance policy obtained by the Trust on the lives of Mr. Pope and his spouse. The premiums equal $229,261 per year for seven years, or total premiums of $1,604,827. All premiums paid by the Company will be reimbursed by the Trust, without interest, in 2015 or earlier upon the death of Mr. Pope and his spouse.

REPORT OF THE COMPENSATION COMMITTEE

EXECUTIVE COMPENSATION REPORT

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

It is the duty of the Compensation Committee to set the base salary of the Company’s executive officers and to administer the Company’s Stock Incentive Plan under which grants may be made to such officers and other key employees, among others. In addition, the Compensation Committee administers the Company’s Executive Incentive Plan under which the Company’s executive officers and other key employees may earn bonuses each year based upon individual performance and the Company’s attainment of specified performance goals.

General Compensation Policy

The fundamental policy of the Compensation Committee in compensation matters is to offer the Company’s executive officers competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is an objective of this policy to have a substantial portion of each officer’s total annual compensation contingent upon the achievement of earnings targets and performance goals while aligning management’s interest with stockholders’ interest. Accordingly, each executive officer’s compensation package is composed of three principal elements: (i) base salary that is designed primarily to be competitive with base salary levels in effect both at companies within the forest products industry that are of comparable size to the Company and at companies outside of such industry with which the Company competes for executive talent; (ii) annual variable performance awards payable in cash and tied to the achievement of financial and other performance goals, established by the Compensation Committee; and (iii) long-term stock-based incentive awards that strengthen the alignment of interests between the executive officers and the Company’s shareholders. Executive compensation also includes pension, supplemental pension, and change in control benefits discussed on pages 15 and 16 in this proxy statement.

To facilitate the implementation of these policies, the Compensation Committee has in the past employed, and expects to continue to employ, the services of a nationally recognized, independent compensation consulting firm.

The principal factors that were considered by the Compensation Committee in establishing the components of each executive officer’s compensation package for 2005 are summarized below:

•	Base Salary. The base salary for each executive officer is determined on the basis of internal comparability considerations and the base salary levels in effect for comparable positions at other companies, both inside and outside the industry. Within the forest products industry the comparison group consists of 58 companies of which 12 are included in the Value Line Paper and Forest Products Index, which is included in the stock price performance graph on page 20. The base salary level for executive officers is generally at the median level of the data that reflects companies of our size determined for such individuals on the basis of the external salary data provided to the Compensation Committee by the independent compensation consulting firm. Salaries are reviewed on an annual basis, with adjustments to each executive officer’s base salary based upon salary increases paid by the Company’s competitors, changes in duties and individual performance.

•

Annual Incentive Compensation. Annual bonuses may be earned by executive officers under the Company’s Executive Incentive Plan, but only if the Company’s earnings for the year exceed a threshold of 4% of shareholders’ equity, as measured at the start of the year. Under this plan, 70% of each participant’s target bonus is based solely on earnings performance against the Company-wide financial performance objective for 2005 of a 9% return on equity, with this portion of each divisional officer’s bonus being partially dependent on his or her division’s performance against its expected contribution towards the Company-wide objective. Under this portion of the bonus program, a 4%

return on equity or lower results in no bonus, and a 14% return on equity or higher results in a bonus of two times target. The remaining 30% of each participant’s target bonus is based on the Compensation Committee’s subjective evaluation of the participant’s performance against individual goals. The Compensation Committee establishes the target bonus for each executive officer at 40% to 50% of base salary (in accordance with his or her position at the Company), and the maximum bonus is limited to two times the target bonus. In 2005, the Company’s return on equity did not exceed the 4% threshold level and, therefore, no annual bonuses were earned or paid.

•	Long-Term Incentive Compensation. In 2003, with the help of an independent compensation consultant, the Committee conducted a review of the organization’s long-term incentive program, in the context of its overall executive compensation program. Based on its objectives of aligning executive and shareholder interests and creating executive ownership through an equity stake in the business, the Compensation Committee approved a new program consisting of restricted stock grants and grants of stock options.

In March 2005, the Compensation Committee approved grants of restricted stock and stock options to each of the Company’s executive officers under the Company’s Stock Incentive Plan. The total grant to each executive officer is based on competitive median grant levels for comparable companies and the annual budget of stock available to grant with a target of 60% of the total value delivered through restricted stock and 40% of the total value in the form of stock option grants. Restricted stock and stock option grants vest in equal installments over a five-year period, contingent upon the executive officer’s continued employment with the Company.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus generally paid by the Company do not exceed this limit. Upon the exercise of nonqualified stock options the excess of the current market price over the option price (option spread) is treated as compensation and, therefore, it may be possible for option exercises by an officer in any year to cause the officer’s total compensation to exceed $1 million. Under IRS regulations, option spread compensation from options that meet certain requirements will not be subject to the $1 million cap on deductibility, and it is the Company’s current policy generally to grant options that meet those requirements.

Compensation of the Chief Executive Officer

In setting the compensation payable to the Company’s Chief Executive Officer, Michael Flannery, the Compensation Committee has sought to establish a competitive rate of base salary, while at the same time tying a significant percentage of his overall compensation package to shareholder value creation, Company profitability and individual performance.

The Chief Executive Officer’s base salary is established through an evaluation of salaries paid to similarly situated chief executive officers both at companies in the forest products industry that are of comparable size to the Company and at companies in other industries with which the Company competes for executive personnel. These same companies form the peer group for comparative compensation purposes for all other executive officers of the Company. In March 2005, the Compensation Committee conducted its annual review of Mr. Flannery’s base salary level and increased his base salary by 3% effective April 1, 2005. The increase was designed to maintain Mr. Flannery’s base salary at approximately the median level for chief executive officers at the surveyed companies.

Mr. Flannery’s target bonus for 2005 was 50% of his base salary. The Company did not meet the minimum return on equity threshold established under the Executive Incentive Plan for 2005 and, therefore, no cash incentive payments were made to Mr. Flannery for the 2005 fiscal year.

In March 2005, the Compensation Committee granted Mr. Flannery options to purchase 24,500 shares of the Company’s common stock and a restricted stock grant of 13,500 shares under the Stock Incentive Plan. The total grants were based on an evaluation of competitive median grant levels and the annual budget of stock available to grant. The competitive median grant levels were prepared and reported to the Compensation Committee by the independent compensation consulting firm retained by the Committee.

In an effort to align shareholders and Mr. Flannery’s interests and his long-term commitment to the Company’s success, the Board approved in September 1999 an initiative to increase Mr. Flannery’s stock ownership. The goal of the initiative is for Mr. Flannery to increase his ownership of Company stock over a period of ten years to a number of shares valued at approximately 3 times his base salary. He is encouraged to increase his ownership by doing the following: (i) investing 50% of his after-tax annual bonus in Company common stock; and (ii) after any stock option exercise, retaining at least 50% of the after-tax stock option gain in Company common stock. As part of this initiative, the Board approved the award to Mr. Flannery of restricted stock based on 20% increases in the Company’s stock price as described in Footnote 2 to the Summary Compensation Table.

Compensation Committee

Robert G. Funari, Chairman

Gordon P. Andrews

David J. Barram

STOCK PERFORMANCE CHART

The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company’s common stock during the five fiscal-year period ended December 31, 2005 with the cumulative total return on the Russell 2000 Index and the Value Line Paper and Forest Products Index for that same period. The comparison assumes $100 was invested on December 31, 2000 in the Company’s common stock and in each of the foregoing indices and assumes reinvestment of dividends.

Comparison of Five-Year Cumulative Total Return

	2000	2001	2002	2003	2004	2005
POPE & TALBOT, INC.	100.00	88.57	92.65	117.40	116.25	57.67
Russell 2000 Index	100.00	101.03	79.23	115.18	134.75	139.23
Paper & Forest Products	100.00	116.25	112.47	151.85	174.82	174.82

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 2005 with all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10% beneficial owners.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61, Communication with Audit Committees, as amended;

•	Received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, and has discussed KPMG’s independence with representatives of KPMG; and

•	Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Audit Committee

Lionel G. Dodd, Chairman

Gordon P. Andrews

David J. Barram

Kenneth G. Hanna

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 subject to ratification by the shareholders at the Annual Meeting. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions. The Board of Directors recommends that the shareholders approve this appointment. Although this appointment is not required to be submitted to a vote of the shareholders, the Company continues to believe it appropriate, as a matter of policy, to request shareholder ratification.

Fees, including expenses, billed by KPMG for audit and other professional services for the years ended December 31, 2005 and 2004 were as follows:

	2005	2004
Audit fees(1)	$1,253,580	$1,199,834
Audit related fees(2)	40,000	26,582
Tax fees(3)	2,120	97,459
All other fees(4)	35,350	16,185

(1)	Audit services include the annual audit (including required quarterly reviews and the required audit of internal control over financial reporting) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on the Company’s consolidated financial statements and services that only such firm can reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or related thereto.
(2)	Audit related fees include employee benefit plan audits and a regulatory audit report regarding customs items.
(3)	Tax fees included tax compliance and advice, and preparation of foreign tax returns for employees. Tax fees in 2004 included tax advice related to debt structuring.
(4)	Fees associated with the third party verification audit of the Company’s Canadian woodlands operations under the Sustainable Forestry Initiative program.

In accordance with the Sarbanes-Oxley Act of 2002, all audit and non-audit services rendered by KPMG were approved in advance by the Audit Committee.

SHAREHOLDER PROPOSALS

The Company’s bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2007 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no later than February 10, 2007. In addition, any shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2007 Annual Meeting of Shareholders must be received at the Company’s principal executive office no later than December 12, 2006.

SOLICITATION OF PROXIES

The cost of soliciting proxies in the enclosed form will be paid for by the Company. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies personally or by telephone.

In addition, the Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

OTHER MATTERS

The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting. However, if other matters come before the meeting, the persons named in each proxy intend to vote it in accordance with their best judgment.

ANNUAL REPORT—FINANCIAL MATTERS

The Company’s Annual Report on Form 10-K including financial statements for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, is enclosed herewith. Copies of the 2005 Annual Report on Form 10-K may be obtained from Mr. Richard K. Atkinson, Vice President, Chief Financial Officer and Secretary, Pope & Talbot, Inc., P.O. Box 8171, Portland, Oregon 97207. Copies of the Company’s Annual Report on Form 10-K including financial statements and schedules can also be obtained through the Securities and Exchange Commission’s internet site at www.sec.gov, or through our internet site at www.poptal.com.

By order of the Board of Directors

/s/ Richard K. Atkinson

Richard K. Atkinson

Vice President, Chief Financial Officer

and Secretary

PROXY

POPE & TALBOT, INC.

Proxy for the Annual Meeting of Shareholders, May 11, 2006

Solicited on behalf of the Board of Directors

The undersigned hereby appoints Lionel G. Dodd and Kenneth G. Hanna, jointly and severally, with full power of substitution, proxies of the undersigned, to vote the shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Pope & Talbot, Inc. to be held on May 11, 2006 and at any adjournments thereof.

Please mark, sign and date this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

FOR ALL

WITHHOLD AUTHORITY

1. Authority to vote for the following nominees to the Board of Directors to serve three-year terms. (The Board of Directors recommends a vote FOR all nominees):

01 GORDON P. ANDREWS

02 DAVID J. BARRAM

03 PETER T. POPE

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

2. The proposal to ratify the selection of KPMG LLP to continue as the Company’s independent registered public accounting firm for the year 2006. (The Board of Directors recommends a vote FOR):

FOR

AGAINST

ABSTAIN

3. In their discretion, upon any such other matters as may properly come before the meeting.

Unless otherwise specified, the proxies are granted the authority to vote FOR the election of all or any of the nominees for Director and FOR Proposal 2.

Please date, sign and return this proxy in the enclosed envelope.

Signature(s)

Dated:

, 2006

Please sign here exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please so indicate.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE